Exhibit 99.2

Q2 FY20 Letter to Shareholders October 30, 2019

October 30, 2019

Dear Shareholders,

Cirrus Logic delivered Q2 FY20 revenue of $388.9 million, as we experienced stronger-than-anticipated demand for certain components which drove results significantly above the high end of guidance. GAAP and non-GAAP earnings per share were $1.27 and $1.55, respectively. During the quarter, the company ramped production of boosted amplifiers, haptic drivers and a new smart codec in a variety of recently introduced smartphones and we are now shipping products into eight of the top 10 OEMs. While our largest opportunities continue to be associated with mobile phones, we are pleased to be gaining momentum in other applications including tablets, laptops and digital headsets. With an extensive portfolio of products available today and an innovative roadmap that spans audio, voice and adjacent markets, we are excited about our future.

Figure A: Cirrus Logic Q2 FY20 Results

	GAAP	Adj.	Non-GAAP*
Revenue	**$388.9**		**$388.9**
Gross Profit	**$207.9**	**$0.3**	**$208.2**
Gross Margin	**53.5%**		**53.5%**
Operating Expense	$121.2	($20.2)	$101.0
Operating Income	**$86.7**	**$20.5**	**$107.2**
Operating Profit	**22.3%**		**27.6%**
Interest Income	$2.2		$2.2
Other Expense	($0.6)		($0.6)
Income Tax Expense	$12.1	$3.4	$15.5
Net Income	**$76.2**	**$17.1**	**$93.3**
Diluted EPS	**$1.27**	**$0.28**	**$1.55**

*Complete GAAP to Non-GAAP reconciliations available on page 11
$ millions, except EPS

Revenue and Gross Margins

Revenue for the September quarter was $388.9 million, up 63 percent sequentially and six percent year over year. Revenue exceeded the high end of guidance, as we experienced stronger-than-anticipated demand for certain components. In Q2 FY20, one customer contributed 81 percent of total revenue. Our relationship with our largest customer remains outstanding with design activity

Q2 FY20 Letter to Shareholders 2

continuing on various products. While we understand there is intense interest in this customer, in accordance with our policy, we do not discuss specifics about our business relationship.

Figure B: Cirrus Logic Revenue Q4 FY18 to Q3 FY20 (M)



$450
$400
$350
$300
$250
$200
$150
$100
$50
$0
$303
$254
$366
$324
$240
$238
$389
$345*
Q4/FY18
Q1/FY19
Q2/FY19
Q3/FY19
Q4/FY19
Q1/FY20
Q2/FY20
Q3/FY20

*Midpoint of guidance as of October 30, 2019

In the December quarter, we expect revenue to range from $325 million to $365 million, down 11 percent sequentially and up six percent year over year at the midpoint. Guidance for the quarter reflects anticipated demand for smart codecs, boosted amplifiers and haptic drivers as new product launches continue to ramp in the back half of the year. As we continue to move through FY20, the company is focused on execution, new product development and expanding share with new and existing customers.

GAAP gross margin in the September quarter was 53.5 percent, compared to 51.4 percent in Q1 FY20 and 50.5 percent in Q2 FY19. Non-GAAP gross margin in Q2 FY20 was 53.5 percent, versus 51.5 percent in the prior quarter and 50.6 percent in Q2 FY19. The sequential increase in gross margin reflects supply chain efficiencies due to higher unit volumes and, to a lesser extent, a favorable product mix. The year-over-year increase was primarily driven by a favorable product mix and, to a lesser extent, supply chain efficiencies and cost reductions on certain products. In the December quarter, gross margin is expected to range from 51 percent to 53 percent.

Q2 FY20 Letter to Shareholders 3

Operating Profit, Earnings and Cash Operating profit for Q2 FY20 was approximately 22.3 percent on a GAAP basis and 27.6 percent on a non-GAAP basis. GAAP operating expense was $121.2 million, up $2.8 million sequentially and down $8.3 million year over year. GAAP operating expense included $13.5 million in stock-based compensation and $6.7 million in amortization of acquired intangibles. Non-GAAP operating expense was $101 million, up $1.4 million sequentially and down $2.7 million year over year. The primary drivers of the changes in GAAP and non-GAAP operating expense for Q2 FY20 are detailed below in order of significance in Figure C. Figure C: Primary Drivers of Operating Expenses Q/Q Y/Y Variable compensation Amortization of acquisition intangibles* Stock-based compensation* Increased R&D incentives Employee-related expenses Headcount and employee-related expenses Variable compensation *Excluded from non-GAAP operating expense GAAP R&D and SG&A expenses for Q3 FY20 are expected to range from $118 million to $124 million, including roughly $13 million in stock-based compensation and $7 million in amortization of acquired intangibles. The forecasted operating expense reflects a reduction in variable compensation and product development, the latter due to timing of tape outs. This decrease is mostly offset by higher employee expenses. The company will continue to focus on our expense profile as we balance our long-term profitability goals with our investment in important R&D projects that we see as central to future growth. Our total headcount exiting Q2 was 1,472. Q2 FY20 Letter to Shareholders 4

Figure D: GAAP R&D and SG&A Expenses (M)/Headcount Q4 FY18 to Q3 FY20 *Reflects midpoint of combined R&D and SG&A guidance as of October 30, 2019 GAAP earnings per share for the September quarter were $1.27, compared to $0.08 the prior quarter and $0.93 in Q2 FY19. Non-GAAP earnings per share for the quarter were $1.55, versus $0.35 in Q1 FY20 and $1.08 in Q2 FY19. Our ending cash balance in the September quarter was approximately $483 million, up from $456 million the prior quarter. Cash from operations was approximately $61 million for the quarter. In the September quarter, we utilized $30 million to repurchase 559,274 shares at an average price of $53.64. As of September 28, 2019, the company has $170 million remaining in its current share repurchase authorization. We expect to continue to have strong cash flow generation going forward and will evaluate potential uses of this cash, including acquisitions and the repurchase of shares on an opportunistic basis. Net interest income is currently expected to be roughly $2 million in Q3 FY20. Taxes and Inventory For the September quarter, we realized GAAP tax expense of $12.1 million on GAAP pre-tax income of $88.3 million, resulting in an effective tax rate of approximately 13.7 percent. Non-GAAP tax 1,596 1,609 1,592 1,580 1,551 1,496 1,472 $0 $10 $20 $30 $40 $50 $60 $70 $80 $90 $100 $110 $120 $130 $140 Q4/FY18 Q1/FY19 Q2/FY19 Q3/FY19 Q4 FY19 Q1 FY20 Q2 FY20 Q3 FY20 R&D SG&A Expense* Headcount Q2 FY20 Letter to Shareholders 5

expense for the quarter was $15.5 million on non-GAAP pre-tax income of $108.8 million, resulting in an effective tax rate of approximately 14.3 percent. Both GAAP and non-GAAP tax expense for the September quarter include the favorable impact of a release of prior year unrecognized tax benefits due to the closure of a foreign tax audit. Non-GAAP tax expense for the quarter includes the effect of higher non-GAAP income in various jurisdictions. We expect that our worldwide non-GAAP effective tax rate in FY20 will range from 15 percent to 17 percent. Q2 inventory was $144.8 million, down slightly from $146.3 million in Q1 FY20. Inventory in Q3 FY20 is expected to be up from the prior quarter as we continue to fulfill ongoing demand. Company Strategy Customer engagements were robust across our portfolio in the September quarter, and we are now shipping products into eight of the top 10 smartphone OEMs. We began volume production of boosted amplifiers, haptic drivers and a new smart codec with numerous customers ahead of smartphone launches in the fall. Sales of smart codecs and amplifiers in wired and truly wireless headphones increased during the quarter as customers ramped shipments ahead of new product introductions. As we look ahead, Cirrus Logic has solid relationships with many of the leaders in the markets we serve and an established track record of innovation and execution, which we believe positions the company for revenue growth in the coming years. Sales of boosted amplifiers were strong in Q2 as we began volume production for recently launched handsets at the top four smartphone OEMs. While we are pleased with our progress in the mobile market, we are also seeing an uptick in demand for boosted amplifiers in tablets and laptops driven by consumer desire for devices that are thinner and enable louder, higher-quality sound. We are shipping in several recently-introduced products and anticipate additional high-volume tablets to come to market over the next 12 months. During the quarter, the company taped out our next generation 55-nanometer general market boosted amplifier that features further advancements in power and performance. We expect initial customer engagements to begin in the first half of calendar 2020. Given our momentum and pace of innovation in boosted amplifiers, we anticipate revenue from this product line will increase on a year-over-year basis in the second half of FY20. Two customers launched new flagship smartphones utilizing Cirrus Logic haptic drivers during the quarter. Interest in innovative haptic solutions continues to grow as OEMs seek to enable new industrial designs with advanced displays, virtual buttons and enhancements to gaming and multimedia applications. We recently taped out our next-generation haptic device that improves performance, reduces power consumption and simplifies the overall system design. This product is expected to begin sampling with key customers in the December quarter and we anticipate further mobile devices incorporating our haptic drivers to be introduced throughout the next year. Q2 FY20 Letter to Shareholders 6

During the past year we have seen a considerable increase in demand for products that deliver lowpower, low-latency, high-performance signal processing. With multi-year product design cycles, our business model requires a substantial investment in R&D and the prudent allocation of engineering talent. The company regularly evaluates opportunities in audio, voice, haptics and other signal processing markets based on size, total available content and our long-term product roadmap. While we have continued to hire key engineering resources over the past few years, our current opportunities exceed our engineering bandwidth. Therefore, we recently reallocated a significant percentage of the engineering resources from our MEMS group to projects we expect to have a larger return on investment. The remaining members of the MEMS team will evaluate our options for this product line. Additional areas of significant investment, including those in the domains of closed-loop controllers and biometric authentication, remain prospects for growth beyond the current fiscal year and we are excited by the level of interest and engagement from our key customers. During the quarter, we were actively engaged in the development and sampling of new closed-loop controller products where we are leveraging our capabilities in low-power, low-latency, high-performance signal processing to expand our serviceable market beyond our traditional product areas. We expect to begin initial shipments of this product within the next 12 months. While the voice biometric market is still in the early stages of development, interest in our capabilities remains high. We are actively engaged with customers on the expansion of our product line in order to bring voice security and other edge processing-based voice features to a wide variety of consumer devices. With a product portfolio that is steadily broadening beyond audio and innovative roadmaps which build off our low-power, mixed-signal expertise and reflect our commitment to deep, engineering-led customer relationships, we believe Cirrus Logic is well positioned for growth in the coming years. Summary and Guidance For the December quarter we expect the following results: • Revenue to range between $325 million and $365 million; • GAAP gross margin to be between 51 percent and 53 percent; and • Combined GAAP R&D and SG&A expenses to range between $118 million and $124 million, including approximately $13 million in stock-based compensation expense and $7 million in amortization of acquired intangibles. In summary, we are pleased with our results in the September quarter, as we experienced stronger-than-anticipated demand for certain components which drove revenue meaningfully above our expectations. With a strong commitment to delivering long-term growth, the company is investing in key technologies, executing on our product roadmap and broadening penetration of our target markets, which we believe will contribute to the company’s success in the coming years. Q2 FY20 Letter to Shareholders 7

Sincerely, Conference Call Q&A Session Cirrus Logic will host a live Q&A session at 5:30 p.m. EDT today to answer questions related to its financial results and business outlook. Participants may listen to the conference call on the Cirrus Logic website. Participants who would like to submit a question to be addressed during the call are requested to email investor.relations@cirrus.com. A replay of the webcast can be accessed on the Cirrus Logic website approximately two hours following its completion, or by calling (416) 621-4642 or toll free at (800) 585-8367 (Access Code: 6988221). Use of Non-GAAP Financial Information To supplement Cirrus Logic's financial statements presented on a GAAP basis, Cirrus has provided non-GAAP financial information, including non-GAAP net income, diluted earnings per share, operating income and profit, operating expenses, gross margin and profit, tax expenses and effective tax rate impact on earnings per share. A reconciliation of the adjustments to GAAP results is included in the tables below. We are also providing guidance on our non-GAAP expected effective tax rate. We are not able to provide guidance on our GAAP tax rate or a related reconciliation without unreasonable efforts since our future GAAP tax rate depends on our future stock price and related stock-based compensation information that is not currently available. Non-GAAP financial information is not meant as a substitute for GAAP results but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. The non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP. Safe Harbor Statement Q2 FY20 Letter to Shareholders 8 Jason Rhode President and Chief Executive Officer

Except for historical information contained herein, the matters set forth in this shareholder letter contain forward-looking statements, including statements about our outlook in the coming quarters and years, and optimism for the long-term success and outlook of the company; future revenue growth and market opportunities, and expected customer product introductions and ramps; expectations of expansion into adjacent markets; expectations for future revenue growth with voice biometrics, closed-loop controllers, headset products, audio amplifiers and haptic devices; our ability to continue to generate strong cash flow; effective tax rates for fiscal year 2020; and our forecasts for the third quarter of fiscal year 2020 revenue, profit, net interest income, gross margin, combined research and development and selling, general and administrative expense levels, stockbased compensation expense, amortization of acquired intangibles and inventory levels. In some cases, forward-looking statements are identified by words such as “emerge,” “expect,” “anticipate,” “foresee,” “target,” “project,” “believe,” “goals,” “opportunity,” “estimates,” “intend,” “will,” and variations of these types of words and similar expressions. In addition, any statements that refer to our plans, expectations, strategies or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the following: the level and timing of orders and shipments during the third quarter of fiscal year 2020, customer cancellations of orders, or the failure to place orders consistent with forecasts; changes with respect to our current expectations of future smartphone unit volumes; any delays in the timing and/or success of customers’ new product ramps; failure to win new designs or additional content as expected at Android customers; any changes in U.S. trade policy, including potential adoption and expansion of trade restrictions, higher tariffs, or cross border taxation by the U.S. government involving other countries, particularly China, that might impact overall customer demand for our products or affect our ability to manufacture and/or sell our products overseas; and the risk factors listed in our Form 10-K for the year ended March 30, 2019 and in our other filings with the Securities and Exchange Commission, which are available at www.sec.gov. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we undertake no obligation to update or revise any forward looking statements, whether as a result of new developments or otherwise. Cirrus Logic, Cirrus, and the Cirrus Logic logo are registered trademarks of Cirrus Logic, Inc. All other company or product names noted herein may be trademarks of their respective holders. Summary of Financial Data Below:  Q2 FY20 Letter to Shareholders 9

CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three Months Ended			Six Months Ended	
	Sep. 28, 2019	Jun. 29, 2019	Sep. 29, 2018	Sep. 28, 2019	Sep. 29, 2018
	Q2'20	Q1'20	Q2'19	Q2'20	Q2'19
Portable products	$ 349,379	$ 202,938	$ 324,049	$ 552,317	$ 536,309
Non-portable and other products	39,533	35,315	42,256	74,848	84,479
Net sales	**388,912**	**238,253**	**366,305**	**627,165**	**620,788**
Cost of sales	180,979	115,759	181,186	296,738	311,110
Gross profit	**207,933**	**122,494**	**185,119**	**330,427**	**309,678**
Gross margin	**53.5%**	**51.4%**	**50.5%**	**52.7%**	**49.9%**
Research and development	88,239	88,830	96,381	177,069	194,313
Selling, general and administrative	33,018	29,520	33,160	62,538	65,944
Total operating expenses	121,257	118,350	129,541	239,607	260,257
Income from operations	**86,676**	**4,144**	**55,578**	**90,820**	**49,421**
Interest income	2,250	2,285	1,525	4,535	2,972
Other (expense) income	(568)	(378)	(378)	(946)	(168)
Income before income taxes	**88,358**	**6,051**	**56,725**	**94,409**	**52,225**
Provision (benefit) for income taxes	12,148	1,433	(1,448)	13,581	(1,676)
Net income	**$ 76,210**	**$ 4,618**	**$ 58,173**	**$ 80,828**	**$ 53,901**
Basic earnings per share:	$ 1.31	$ 0.08	$ 0.96	$ 1.39	$ 0.88
Diluted earnings per share:	$ 1.27	$ 0.08	$ 0.93	$ 1.34	$ 0.86
Weighted average number of shares:					
Basic	58,011	58,540	60,472	58,276	60,967
Diluted	60,213	60,258	62,431	60,260	62,810

Prepared in accordance with Generally Accepted Accounting Principles

Q2 FY20 Letter to Shareholders 10

RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL INFORMATION
(unaudited, in thousands, except per share data)
(not prepared in accordance with GAAP)

Non-GAAP financial information is not meant as a substitute for GAAP results, but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. As a note, the non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP.

	Three Months Ended			Six Months Ended	
	Sep. 28, 2019	Jun. 29, 2019	Sep. 29, 2018	Sep. 28, 2019	Sep. 29, 2018
Net Income Reconciliation	Q2'20	Q1'20	Q2'19	Q2'20	Q2'19
GAAP Net Income	$ 76,210	$ 4,618	$ 58,173	$ 80,828	$ 53,901
Amortization of acquisition intangibles	6,722	7,228	12,867	13,950	26,133
Stock-based compensation expense	13,759	11,786	13,131	25,545	25,925
Adjustment to income taxes	(3,417)	(2,803)	(17,054)	(6,220)	(20,980)
Non-GAAP Net Income	$ 93,274	$ 20,829	$ 67,117	$ 114,103	$ 84,979
Earnings Per Share Reconciliation					
GAAP Diluted earnings per share	$ 1.27	$ 0.08	$ 0.93	$ 1.34	$ 0.86
Effect of Amortization of acquisition intangibles	0.11	0.12	0.21	0.23	0.42
Effect of Stock-based compensation expense	0.23	0.20	0.21	0.42	0.41
Effect of Adjustment to income taxes	(0.06)	(0.05)	(0.27)	(0.10)	(0.34)
Non-GAAP Diluted earnings per share	$ 1.55	$ 0.35	$ 1.08	$ 1.89	$ 1.35
Operating Income Reconciliation					
GAAP Operating Income	$ 86,676	$ 4,144	$ 55,578	$ 90,820	$ 49,421
GAAP Operating Profit	*22%*	*2%*	*15%*	*14%*	*8%*
Amortization of acquisition intangibles	6,722	7,228	12,867	13,950	26,133
Stock-based compensation expense - COGS	254	241	170	495	369
Stock-based compensation expense - R&D	7,830	7,240	6,834	15,070	14,084
Stock-based compensation expense - SG&A	5,675	4,305	6,127	9,980	11,472
Non-GAAP Operating Income	$ 107,157	$ 23,158	$ 81,576	$ 130,315	$ 101,479
Non-GAAP Operating Profit	*28%*	*10%*	*22%*	*21%*	*16%*
Operating Expense Reconciliation					
GAAP Operating Expenses	$ 121,257	$ 118,350	$ 129,541	$ 239,607	$ 260,257
Amortization of acquisition intangibles	(6,722)	(7,228)	(12,867)	(13,950)	(26,133)
Stock-based compensation expense - R&D	(7,830)	(7,240)	(6,834)	(15,070)	(14,084)
Stock-based compensation expense - SG&A	(5,675)	(4,305)	(6,127)	(9,980)	(11,472)
Non-GAAP Operating Expenses	$ 101,030	$ 99,577	$ 103,713	$ 200,607	$ 208,568
Gross Margin/Profit Reconciliation					
GAAP Gross Profit	$ 207,933	$ 122,494	$ 185,119	$ 330,427	$ 309,678
GAAP Gross Margin	*53.5%*	*51.4%*	*50.5%*	*52.7%*	*49.9%*
Stock-based compensation expense - COGS	254	241	170	495	369
Non-GAAP Gross Profit	$ 208,187	$ 122,735	$ 185,289	$ 330,922	$ 310,047
Non-GAAP Gross Margin	*53.5%*	*51.5%*	*50.6%*	*52.8%*	*49.9%*
Effective Tax Rate Reconciliation					
GAAP Tax Expense (Benefit)	$ 12,148	$ 1,433	$ (1,448)	$ 13,581	$ (1,676)
GAAP Effective Tax Rate	*13.7%*	*23.7%*	*-2.6%*	*14.4%*	*-3.2%*
Adjustments to income taxes	3,417	2,803	17,054	6,220	20,980
Non-GAAP Tax Expense	$ 15,565	$ 4,236	$ 15,606	$ 19,801	$ 19,304
Non-GAAP Effective Tax Rate	*14.3%*	*16.9%*	*18.9%*	*14.8%*	*18.5%*
Tax Impact to EPS Reconciliation					
GAAP Tax Expense	$ 0.20	$ 0.02	$ (0.02)	$ 0.23	$ (0.03)
Adjustments to income taxes	0.06	0.05	0.27	0.10	0.34
Non-GAAP Tax Expense	$ 0.26	$ 0.07	$ 0.25	$ 0.33	$ 0.31

Q2 FY20 Letter to Shareholders 11

Sep. 28, Mar. 30, Sep. 29, 2019 2019 2018 ASSETS Current assets Cash and cash equivalents $ 221,937 $ 216,172 $ 195,857 Marketable securities 22,563 70,183 48,701 Accounts receivable, net 217,962 120,656 206,789 Inventories 144,829 164,733 142,315 Other current assets 44,729 53,239 48,910 Total current Assets 652,020 624,983 642,572 Long-term marketable securities 238,741 158,968 151,207 Right-of-use lease assets 142,834 - - Property and equipment, net 178,420 186,185 193,218 Intangibles, net 54,780 67,847 86,769 Goodwill 285,321 286,241 287,368 Deferred tax asset 9,026 8,727 13,733 Other assets 22,489 19,689 29,527 Total assets $ 1,583,631 $ 1,352,640 $ 1,404,394 LIABILITIES AND STOCKHOLDERS' EQUITY Current liabilities Accounts payable $ 109,374 $ 48,398 $ 88,473 Accrued salaries and benefits 34,870 29,289 30,154 Other accrued liabilities 48,552 37,853 37,275 Total current liabilities 192,796 115,540 155,902 Non-current lease liability 133,105 - - Non-current income taxes 76,847 78,309 79,127 Other long-term liabilities 2,258 18,551 26,390 Stockholders' equity: Capital stock 1,392,650 1,363,736 1,338,586 Accumulated deficit (213,274) (222,430) (182,453) Accumulated other comprehensive loss (751) (1,066) (13,158) Total stockholders' equity 1,178,625 1,140,240 1,142,975 Total liabilities and stockholders' equity $ 1,583,631 $ 1,352,640 $ 1,404,394 CONSOLIDATED CONDENSED BALANCE SHEET unaudited; in thousands Prepared in accordance with Generally Accepted Accounting Principles Q2 FY20 Letter to Shareholders 12